EXHIBIT 99.1

2004-13

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON SECOND QUARTER EARNINGS PER SHARE $0.35

• Earnings per share total $0.35 versus $0.37 a year ago
 • 2004 full-year earnings expectations raised to $1.70 to $1.75 per share

HOUSTON (July 28, 2004) — Cooper Cameron Corporation (NYSE: CAM) reported net income of $18.7 million, or $0.35 per share, for the quarter ended June 30, 2004, including a non-cash after-tax write-off of debt issuance costs of $4.6 million, or $0.09 per share. This compares with net income of $20.8 million, or $0.37 per share, for the second quarter of 2003. Total revenues were $544.6 million for the quarter, up from 2003’s $400.9 million. Consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) was $57.0 million, up from 2003’s $49.5 million, and income before income taxes was $27.8 million, down from $28.1 million a year ago.

Subsea shipments, acquisition fuel revenue gains

     Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said that the higher revenues were attributable to increased shipments in Cameron’s subsea business and the March 2004 acquisition of Petreco, which contributed approximately $35 million to this quarter’s revenues.

Cameron shows significant revenue increase

     Erikson noted that excluding Petreco, Cameron achieved record revenues for the quarter, and including Petreco, revenues were up more than 50 percent from year-ago levels, due primarily to increased shipments from subsea backlog. “The increase in subsea revenues, however, includes a material amount of third-party content, which flows through our revenues at lower margins and kept Cameron’s overall profit margins below traditional levels,” he said. “In addition, the drilling business posted solid increases in revenues, both sequentially and compared to year-ago levels, due to project-related shipments.”

     Erikson said that given the reduction in subsea backlog achieved this quarter, he does not expect Cameron’s revenues to increase significantly during the second half of the year, and that the actual level of orders and revenues will, to a large extent, be a function of the pace of activity in a few key markets, including North America and Europe.

CCV revenues at historical highs

     CCV’s revenues reached the highest quarterly total in their history, due to previously noted improvement in orders for engineered products, including pipeline ball valves. Erikson said the current order activity and business related to the U.S. rig count should keep CCV on pace toward posting the highest full-year revenues in its history.

Cooper Compression benefits from international markets

     Cooper Compression also posted sequential and year-over-year increases in revenues, as international markets continue to be strong and pipeline customers return to a more historically normal level of spending on aftermarket parts and services. Erikson said he expects revenues and profits for Cooper Compression to increase in the second half of the year.

Orders increase from year-ago levels due to Petreco addition

     Orders received during the second quarter of 2004 totaled $492 million, up 20 percent from year-ago levels, and year-to-date orders were $913 million, down slightly from the first half of 2003. Erikson noted that the second quarter increase from 2003 reflected the addition of Petreco and, despite the absence of any large projects, relatively strong subsea orders. “Although we did not book any major projects during the first half of 2004-unlike the first quarter of 2003-our year-to-date orders for all of Cooper Cameron are about even with the first half of 2003, and we expect to see full-year orders exceed our year-ago totals.”

     At June 30, 2004, total backlog was $955 million, down from the prior quarter’s $1.02 billion and the June 30, 2003 level of $989 million, largely due to the delivery of equipment out of Cameron’s subsea backlog and continuing delays in major subsea project awards.

Balance sheet reflects refinancing steps

     At June 30, 2004, Cooper Cameron’s total debt was $469.8 million, and cash was $208.6 million, resulting in net debt of $261.2 million and a net debt-to-capitalization ratio of approximately 19.1 percent. Erikson said that during the second quarter, the Company repurchased all $260 million of its zero-coupon convertible debentures; repurchased $185 million of its $200 million of 1.75 percent convertible debentures under a cash tender offer; and issued $238 million of 1.50 percent convertible debentures in a new offering. “The repurchases of the two original series of convertibles removed approximately 4.5 million shares from our fully diluted earnings per share computation,” Erikson said. “The new 1.50 percent issue is a contingent convertible, meaning that the underlying common shares are not included in the fully diluted calculation, subject to the Company’s stock price reaching certain levels.”

     Erikson said that the recent repurchase of the debentures required the non-cash after-tax write-off of some $4.6 million of previously capitalized debt issuance costs. He also noted that, in concert with the new convertible offering, the Company repurchased approximately 939,000 shares of its common stock at an average price of approximately $48.96 per share, and will continue to consider acquisition opportunities and share repurchases as uses for its cash.

     Erikson also said the Company generated approximately $64.2 million of cash from operating activities during the quarter and $69.2 million for the first six months, and that net capital spending through the first half of the year totaled approximately $20.6 million.

Earnings expectations raised

     Erikson said that Cooper Cameron’s third quarter earnings are expected to increase to approximately $0.50 to $0.55 per share. He also noted that full-year earnings are expected to be approximately $1.70 to $1.75 per share, including severance charges totaling approximately $5.0 million after-tax, or $0.09 per share, and the write-off of debt issuance costs of $4.6 million after-tax, or $0.09 per share. “We expect improved earnings performance in the second half of the year from all three of our divisions,” he said.

     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

# # #

Website: www.coopercameron.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding the future revenues and earnings of the Company (including third quarter and full year 2004 earnings per share estimates), as well as expectations regarding customer spending levels, severance costs and orders, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors that can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea projects it has been awarded; changes in the price of (and demand for) oil and gas in both domestic and international markets; political and social issues affecting the countries in which the Company does business;

fluctuations in currency markets worldwide; fluctuations in debt and equity markets; and variations in global economic activity. In particular, current and projected oil and gas prices historically have directly affected customers’ spending levels and their related purchases of the Company’s products and services, though they have not done so recently. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.

     Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cooper Cameron Corporation
Unaudited Consolidated Results Of Operations
($ and shares in millions except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Revenues:
Cameron	$376.5	$243.3	$687.0	$470.6
Cooper Cameron Valves	85.4	75.9	162.6	147.8
Cooper Compression	82.7	81.7	157.5	143.6

Total revenues	544.6	400.9	1,007.1	762.0

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization)	416.4	283.4	762.2	540.5
Selling and administrative expenses	71.2	68.0	142.1	139.6
Depreciation and amortization	19.7	20.4	40.2	40.8
Interest income	(0.9)	(1.0)	(2.2)	(2.4)
Interest expense	10.4	2.0	12.8	4.1

Total costs and expenses	516.8	372.8	955.1	722.6

Income before income taxes	27.8	28.1	52.0	39.4
Income tax provision	(9.1)	(7.3)	(16.1)	(10.2)

Net income	$18.7	$20.8	$35.9	$29.2

Earnings per share:
Basic	$0.35	$0.38	$0.67	$0.53

Diluted	$0.35	$0.37	$0.66	$0.53

Average common shares outstanding	53.2	54.7	53.5	54.7

Average shares utilized in diluted calculation	53.7	60.2	54.0	55.5

EBITDA:
Cameron	$41.9	$34.1	$73.4	$62.5
Cooper Cameron Valves	11.9	11.7	23.3	23.5
Cooper Compression	9.4	9.2	17.6	8.0
Other	(6.2)	(5.5)	(11.5)	(12.1)

Total	$57.0	$49.5	$102.8	$81.9

Cooper Cameron Corporation
Consolidated Balance Sheets
($ millions, except shares and per share data)

	June 30,	Dec. 31,
	2004	2003
	(unaudited)
Current Assets:
Cash and cash equivalents	$208.6	$292.1
Short-term investments	—	22.0
Receivables, net	366.1	316.2
Inventories, net	425.0	473.2
Other	112.6	44.2

Total current assets	1,112.3	1,147.7
Plant and equipment, net	453.1	471.3
Goodwill, net	390.9	316.1
Other assets	219.9	205.6

Total Assets	$2,176.2	$2,140.7

Current Liabilities:
Current portion of long-term debt	$10.8	$265.0
Accounts payable and accrued liabilities	461.1	397.3
Accrued income taxes	15.4	17.6

Total current liabilities	487.3	679.9
Long-term debt	459.0	204.1
Postretirement benefits other than pensions	43.6	43.4
Deferred income taxes	47.8	46.1
Other long-term liabilities	30.1	30.5

Total liabilities	1,067.8	1,004.0

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 54,933,658 shares issued at June 30, 2004 and December 31, 2003	0.5	0.5
Capital in excess of par value	954.7	957.9
Retained earnings	213.5	177.6
Accumulated other elements of comprehensive income	37.9	55.3
Less: Treasury stock, 2,052,409 shares at June 30, 2004 (1,130,600 shares at December 31, 2003)	(98.2)	(54.6)

Total stockholders’ equity	1,108.4	1,136.7

Total Liabilities and Stockholders’ Equity	$2,176.2	$2,140.7

Cooper Cameron Corporation
Unaudited Consolidated Statements Of Cash Flows
($ millions)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$18.7	$20.8	$35.9	$29.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16.8	16.6	34.0	33.6
Amortization (primarily capitalized software)	2.9	3.8	6.2	7.2
Write-off of unamortized debt issuance costs associated with retired debt	6.8	—	6.8	—
Deferred income taxes and other	2.0	0.9	(1.6)	(2.0)
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(32.0)	58.7	(29.2)	33.7
Inventories	61.8	(20.5)	46.7	(32.8)
Accounts payable and accrued liabilities	16.3	(45.3)	(5.6)	10.4
Other assets and liabilities, net	(29.1)	3.5	(24.0)	(1.1)

Net cash provided by operating activities.	64.2	38.5	69.2	78.2

Cash flows from investing activities:
Capital expenditures	(14.3)	(13.2)	(24.2)	(29.1)
Acquisitions, net of cash acquired	(0.2)	—	(85.6)	—
Sales of short-term investments	5.0	37.5	36.5	62.8
Purchases of short-term investments	0.2	(34.1)	(14.5)	(61.9)
Other	1.9	0.6	3.6	1.4

Net cash used for investing activities	(7.4)	(9.2)	(84.2)	(26.8)

Cash flows from financing activities:
Loan repayments, net	(0.3)	(1.0)	(0.3)	(0.8)
Issuance of long-term senior and convertible debt	238.0	—	437.9	—
Redemption of convertible debt	(443.9)	—	(443.9)	—
Debt issuance costs	(5.5)	—	(6.4)	—
Purchase of treasury stock	(46.0)	—	(56.9)	—
Activity under stock option plans and other	3.0	0.5	6.8	0.5

Net cash used for financing activities	(254.7)	(0.5)	(62.8)	(0.3)

Effect of translation on cash	(4.6)	6.0	(5.7)	3.8

Increase (decrease) in cash and cash equivalents	(202.5)	34.8	(83.5)	54.9

Cash and cash equivalents, beginning of period	411.1	293.9	292.1	273.8

Cash and cash equivalents, end of period	$208.6	$328.7	$208.6	$328.7

Cooper Cameron Corporation
Orders and Backlog
($ millions)

Orders

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Cameron	$315.3	$239.0	$547.9	$593.3
Cooper Cameron Valves	87.5	80.5	177.0	158.9
Cooper Compression	89.6	89.9	187.8	170.5

Total	$492.4	$409.4	$912.7	$922.7

Backlog

	June 30,	Dec. 31,	June 30,
	2004	2003	2003
Cameron	$742.3	$771.8	$820.6
Cooper Cameron Valves	83.5	72.4	68.1
Cooper Compression	129.2	102.4	100.6

Total	$955.0	$946.6	$989.3

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended June 30, 2004
		Cooper Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes	$29.6	$9.2	$5.3	$(16.3)	$27.8
Depreciation & amortization	12.3	2.7	4.1	0.6	19.7
Interest income	—	—	—	(0.9)	(0.9)
Interest expense	—	—	—	10.4	10.4

EBITDA	$41.9	$11.9	$9.4	$(6.2)	$57.0

	Three Months Ended June 30, 2003
		Cooper Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes	$21.6	$8.3	$5.3	$(7.1)	$28.1
Depreciation & amortization	12.5	3.4	3.9	0.6	20.4
Interest income	—	—	—	(1.0)	(1.0)
Interest expense	—	—	—	2.0	2.0

EBITDA	$34.1	$11.7	$9.2	$(5.5)	$49.5

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Six Months Ended June 30, 2004
		Cooper Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes	$48.5	$17.9	$8.9	$(23.3)	$52.0
Depreciation & amortization	24.9	5.4	8.7	1.2	40.2
Interest income	—	—	—	(2.2)	(2.2)
Interest expense	—	—	—	12.8	12.8

EBITDA	$73.4	$23.3	$17.6	$(11.5)	$102.8

	Six Months Ended June 30, 2003
		Cooper Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes	$37.4	$17.0	$0.1	$(15.1)	$39.4
Depreciation & amortization	25.1	6.5	7.9	1.3	40.8
Interest income	—	—	—	(2.4)	(2.4)
Interest expense	—	—	—	4.1	4.1

EBITDA	$62.5	$23.5	$8.0	$(12.1)	$81.9